Exhibit 14
Manual

Manual:	Corporate Policy	Document Number:	310
Title:	Human Resources	Revised Date:	2/8/10
Section:	300	Page 1 of 14
Subject:	Code of Ethics	Approval: Board of Directors, 4/13/10

Purpose and Responsibility
Century Bancorp, Inc., its subsidiaries and affiliates (“Century”) are committed to conducting business with integrity and in full compliance with the Federal Bank Bribery Law, 18 U.S.C. 215. Toward that end, the Board of Directors and the Management Committee have endorsed a standard of personal and professional conduct to assure that public confidence in the integrity of Century is maintained. This Code of Ethics seeks to establish a high degree of integrity, honesty and professional excellence and in that regard enunciates principles and guidelines by which all employees, Associates, Officers and Directors (collectively, “Associates”) are expected to govern their conduct while in association with Century.
It is Century’s policy that all business in which Century and our Associates engage complies with all applicable legal requirements and Century policies as well as with the high standards of professional conduct appropriate to Century’s business.
We expect our Associates to be familiar with this Code of Ethics, as well as our business practices and to comply with them. When contacted by Century’s independent and internal auditors, regulators, and attorneys, Associates are required to provide full cooperation and to respond to any inquiries fully and honestly. Associates are responsible for knowing and complying with those laws, rules and regulations applicable to their job functions and to seek the advice and counsel of management to clarify issues or to raise legitimate concerns or questions regarding these matters.
Century is committed to ensuring that all Associates are aware of their obligation to report, or cause to be reported, information about activities they reasonably believe to be violations of laws, rules or regulations under Century’s Code of Ethics. Any Associate who becomes aware of actual or potential violations of this Code of Ethics or violations of any applicable law, or any illegal acts affecting Century, has the right and the responsibility to promptly consult with his/her Department Head, a Management Committee member, the Human Resources Director, or the Audit Director. Failure to do so is a separate breach of this Code of Ethics. In addition, complaints or concerns regarding Century’s accounting, internal accounting controls, or auditing matters, irrespective of their source or materiality, must be made as detailed in the Accounting, Internal Accounting Controls, and Auditing Matters section of this policy.
Conflict of Interest
Century’s conflict of interest policies are comprised of requirements of federal and state law, as well as Century’s internal policies and practices.
The Massachusetts Conflict of Interest Law establishes guidelines regarding business dealings between Century and elected officials or employees of the Commonwealth of Massachusetts including any local government within Massachusetts. Simply stated, the offer or giving of gifts, entertainment or other benefits to influence the behavior of

Manual

Manual:	Corporate Policy	Document Number:	310
Title:	Human Resources	Revised Date:	2/8/10
Section:	300	Page 2 of 14
Subject:	Code of Ethics	Approval: Board of Directors, 4/13/10

a public official or the seeking or accepting of any such benefits by a public official is prohibited by law and this policy. It is important to point out that corrupt or improper intent is not necessary to establish a violation of this policy. The providing of any gratuity (e.g., entertainment, lodging, gifts) or the providing of gratuities on a frequent basis could be interpreted as seeking the goodwill and/or influence of a public official. Consequently, if you need advice, or if you have reason to believe that giving a gift or entertainment to a public official may violate any law or this policy, discuss the matter with one of Century’s Co-Chief Executive Officers.
Private business and personal activities must be conducted in a manner that avoids conflict, actual or perceived, with the interests of Century and its customers. Therefore, Associates are expected to manage personal and business affairs so as to avoid situations that might lead to conflict or even the appearance of a conflict, between self-interest and professional obligations to Century. For example, you must not represent Century in any transaction in which you have a material connection or a financial interest, nor should you participate in any transaction on behalf of Century that involves relatives or friends (whether the transaction involves them as individuals or as representatives of a company doing business with Century). In addition, Associates cannot process transactions on behalf of themselves, family members or friends including, but not limited to, cashing checks, withdrawals, or deposits; preparing, creating, entering, approving or processing internal transfers (e.g., internal credit/debit tickets); memo posting; or performing account maintenance. Associates are also not allowed to create/issue accounts on their own behalf or on behalf of family members and friends. Furthermore, you are restricted from self-dealing or otherwise trading on your position at Century or accepting from anyone doing or seeking to do business with Century, a business opportunity not available to other persons or that is made available to you because of your position at Century. Third parties who act on your behalf are also subject to these policies and practices.
A conflict of interest can arise when an Associate, or a family member, has a financial or other interest in a customer or borrower of Century, or other individual or company doing business with Century. A conflict of interest also arises whenever an Associate has any outside interest that may:

1)	Influence a decision or affect judgment in discharging job responsibilities;
2)	Negatively impact the quality of work;
3)	Compete with Century’s business and/or activities;
4)	Involve the use of Century’s equipment, supplies, facilities or personnel;
5)	Imply sponsorship or support by Century of the outside employment or organization;
6)	Adversely affect the reputation of Century.
Associates must disclose all actual or potential conflicts of interest to their Department Head.
Acceptance of Gifts, Entertainment and Favors
In accordance with the Federal Bank Bribery Law, 18 U.S.C. 215, Century’s Associates, agents (e.g. consultants, appraisers) and attorneys are prohibited from: (1) soliciting for themselves or for a third party (other than Century itself) anything of value from anyone in return for any business, service or confidential information of Century and

Manual

Manual:	Corporate Policy	Document Number:	310
Title:	Human Resources	Revised Date:	2/8/10
Section:	300	Page 3 of 14
Subject:	Code of Ethics	Approval: Board of Directors, 4/13/10

(2) accepting anything of value (other than bona fide salary, wages and fees referred to in 18 U.S.C. 215 (c)) from anyone in connection with any business of Century, either before or after a transaction is discussed or consummated. Violations of this federal law are punishable by fines and/or imprisonment.
Gifts from Century’s customers, business prospects or suppliers give rise to serious questions of business ethics. You may not solicit or accept, directly or indirectly, any gift, gratuity, favor, entertainment, loan or any other thing of value from an individual or entity who has or is seeking to obtain a business or financial relationship with Century or who is seeking to influence or reward you in connection with any business or transaction undertaken by you on behalf of Century.
Exceptions to the general prohibitions under the Federal Bank Bribery Law and this Policy are the following:

1)	Acceptance of gifts, gratuities, etc., based on a known or disclosed family or personal relationship when the circumstances support that the motivating factor for the gift-giving is the relationship rather than the Associate’s affiliation with Century;
2)	Acceptance of meals, refreshments, travel arrangements, accommodations or entertainment, all of reasonable value in the course of a meeting or other occasion, the purpose of which is to hold bona-fide business discussions or to foster better relations and provided that the expenses would be paid for by Century if not paid for by the other party;
3)	Acceptance of advertising or promotional material of nominal value such as pens, note pads, key chains, calendars and similar items;
4)	Acceptance of gifts of reasonable value related to commonly recognized events or occasions such as a promotion, new job, wedding or retirement;
5)	Acceptance of loans from other banks or financial institutions made on a customary basis and on non-preferential terms to finance proper and usual activities of our Associates;
6)	Acceptance of civic, charitable, educational, or religious organization awards for recognition of service and accomplishment.
Acceptable gifts must be of nominal value (generally less than $100), based on local custom and the type that can be reciprocated, such as the occasional business meal or tickets to the theatre or a sporting event. A gift of cash is never acceptable. If an Associate stands to benefit from other direct or indirect benefits, such as commissions, special discounts, free services or other payment or concessions, these should not exceed those that would be available to the general public.
Any gift or other item that you may receive should never place you in a compromising position with respect to your functions at Century. If it does, then it is best to politely decline the gift or item. If you feel that declining a gift may adversely impact Century’s business relationship, then you should alert your Manager or Department Head. It may be necessary to consider the item a gift to Century in order to avoid improper personal enrichment.
If you are offered, or if you receive anything of value beyond what is authorized in this Code of Ethics Policy, you are required to disclose that fact to one of Century’s Co-Chief Executive Officers within 10 business days. Management will review such disclosures to determine whether the transaction in question is reasonable and appropriate and does not otherwise negatively reflect upon Century’s integrity.

Manual

Manual:	Corporate Policy	Document Number:	310
Title:	Human Resources	Revised Date:	2/8/10
Section:	300	Page 4 of 14
Subject:	Code of Ethics	Approval: Board of Directors, 4/13/10

Century expects those individuals and companies who conduct business for or on behalf of Century (e.g. attorneys, appraisers and consultants) to do so in strict conformity with our Conflict of Interest and Gifts, Entertainment and Favors policies. In order to ensure that our business partners are aware of our expectations, Century will provide a copy of our policies to such individuals. We encourage any such individuals, who have any questions about our policies, to direct their inquiries to Century’s Director of Human Resources or one of Century’s Co-Chief Executive Officers.
Trust and Estate Matters
No Associate or member of an Associate’s family (with certain limited exceptions) may accept any gift or bequest under a will or a trust or similar instrument from a customer of Century unless the customer is a member of the Associate’s family* or one of Century’s Co-Chief Executive Officers has approved the gift or bequest, after consultation with legal counsel. An Associate may never demand, request or solicit any benefit under a will or trust instrument from a customer of Century.
No Associate or member of an Associate’s family may act in any fiduciary capacity under a will, trust, or other instrument of a customer of Century unless approval has been obtained from one of Century’s Co-Chief Executive Officers after consultation with legal counsel. This does not apply to a will, trust or other instrument established by a member of the Associate’s family.
In all cases, when one of Century’s Co-Chief Executive Officers is requested to approve (i) the acceptance by an Associate or member of an Associate’s family of any gift or bequest from a customer or (ii) that an Associate or member of an Associate’s family act in a fiduciary capacity under a will, trust, or other instrument of a customer of Century, one of the Co-Chief Executive Officers will approve or deny such requests based upon the reasonableness of the circumstances and whether the circumstances pose actual or potential harm to Century’s reputation or integrity. The office of the Co-Chief Executive Officers will maintain copies or records of all requests and responses.
In all estate or trust matters involving Associates where Century is a fiduciary, senior management of Century must be consulted in advance in order to ensure compliance with applicable laws and regulations.
*Footnote
For these purposes, the following individuals and/or entities shall be considered to be a member of the Associate’s family: any child, stepchild, grandchild, grandparent, parent, stepparent, spouse, former spouse, sibling, niece, nephew, aunt, uncle, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (including adoptive relationships of the Associate); any person sharing the Associate’s household (other than a tenant or employee); or any legal entity (e.g. trust, corporation, foundation, partnership, etc.) in which the foregoing persons, individually or collectively, have more than fifty percent of the beneficial interests, control the management of assets, or own more than fifty percent of the voting interest.

Manual

Manual:	Corporate Policy	Document Number:	310
Title:	Human Resources	Revised Date:	2/8/10
Section:	300	Page 5 of 14
Subject:	Code of Ethics	Approval: Board of Directors, 4/13/10

Giving Gifts
Century does not offer or make payments, nor do we provide other inducements (including excessive entertainment) to government officials or to customers in order to sell our products or services. Subject to business expense reimbursement guidelines, authorized Associates may extend certain appropriate entertainment to customers. When circumstances warrant a gift, be sure that your gift will not be misinterpreted as consideration for an official or other business favor. Associates may not attempt to influence the official act of any employee or representative of any government by promising or giving money, gifts, loans, or other unlawful inducements.
Suspicious Activity Reporting and Money Laundering
Century has policies and procedures for reporting frauds and potential losses. You should familiarize yourself with how these may apply in your area of responsibility, as there are legal and time sensitive requirements for filing “Suspicious Activity Reports” (SARs) with government authorities. If you become aware of suspicious activity or other facts, which give you a reasonable basis for believing a crime, has occurred, is occurring, or may occur, immediately contact the Security Officer.
The process by which criminals disguise their connection to and the true source of profits from illegal undertakings is known as money laundering. There are severe penalties for knowingly engaging in a financial transaction where proceeds are obtained from illegal activities, such as fraud, drug trafficking, or other crimes. Please be vigilant in protecting Century from those who may launder money. For further details regarding the prevention of money laundering, refer to Century’s Bank Secrecy Act and Anti-Money Laundering Policies.
Confidential Information
As an Associate of Century, you likely will have access to highly confidential and sensitive information. Century entrusts Associates with highly sensitive, confidential and restricted information including trade secrets, strategic planning, product development, proprietary, third party, customer and supplier information (collectively, “confidential information”). Your access to confidential information is only for the performance of Century’s business, and you are expected to safeguard such information and alter it only in the proper execution of your job functions. Unauthorized access or misuse of this confidential information for personal gain or for any purpose other than the proper performance of your job is against Century’s policy, contrary to Century’s best interest and warrants disciplinary action. You have a responsibility not to disclose or request disclosure of confidential information about Century, or confidential information about a customer or supplier to anyone who is not authorized to receive it or has

Manual

Manual:	Corporate Policy	Document Number:	310
Title:	Human Resources	Revised Date:	2/8/10
Section:	300	Page 6 of 14
Subject:	Code of Ethics	Approval: Board of Directors, 4/13/10

no need to know, or to anyone else except as may be authorized by the customer or supplier, applicable law (e.g., to supervisory regulators), or appropriate legal process, (e.g., subpoena).
Associates are to take precautionary measures to prevent intentional and unintentional disclosure of any and all confidential information. Documents containing confidential information should be produced, copied, faxed, filed, stored and discarded by means designed to eliminate the risk that unauthorized persons obtain access. Confidential information should not be communicated over cellular phones, transmitted via e-mail or publicly discussed. Access to work areas and computers should be properly controlled. Refer to Century’s Information Security Policy statement for additional details.
Associates may never use confidential information for personal gain or to benefit any person or entity, other than Century, either during employment or after.
Associates are also not to intercept data, gain access to data in transmission, attempt entry into any systems, files, or records, for which they are not specifically authorized, or to introduce unauthorized codes, data or information, make false or artificial entries, or give erroneous or misleading information.
An Associate’s violation of this policy may warrant disciplinary action, up to and including termination. In addition, Century could institute legal action against an Associate to remedy and/or prevent an Associate’s disclosure of confidential information. Finally, depending upon the nature of the confidential information (e.g. trade secrets), an Associate’s actions may implicate civil and criminal statutes that provide for civil remedies (including the award of multiple damages) and criminal penalties (including fines and/or imprisonment).
Customer and Customer Account Information Privacy
Though several laws and regulations impact consumer privacy, there are four clear principles that govern in this area:

1)	Century and its Associates have the duty to respect the privacy of its customers.
2)	Century and its Associates have the duty to maintain the security and confidentiality of customer information.
3)	Consumers have a right to know Century’s privacy policies and practices.
4)	Consumers have a right to choose how their information is shared.
Century’s customers expect that Non Public Personal Information (NPI) regarding their business and affairs, which come into Century’s possession, will be used only for proper purposes exclusively within Century. In accordance with the Century’s Customer Privacy Statement, Century has developed restrictions on the disclosure of customer and customer account information. Century will not reveal specific information about a customer or a customer account to nonaffiliated third parties for their independent use. However, Century recognizes the following exceptions to this rule:

1)	If the customer expressly authorizes Century to provide such information, Century may honor that request.

Manual

Manual:	Corporate Policy	Document Number:	310
Title:	Human Resources	Revised Date:	2/8/10
Section:	300	Page 7 of 14
Subject:	Code of Ethics	Approval: Board of Directors, 4/13/10

2)	Century may provide customer and customer account information to an auditor or examiner of Century, solely for the purpose of an official audit or accounting.
3)	Century may provide customer and customer account information to an attorney or collection agency in furtherance of a legitimate business purpose, such as the collection of a customer debt.
4)	Century may exchange information about our customers with reputable information reporting agencies or merchants in accordance with standard banking industry practice, so that we can verify the existence and condition of customers’ accounts.
5)	Century must comply with certain laws that require mandatory disclosure of customer and/or customer account information. For example, if a customer is involved in a legal proceeding, Century may be compelled by court order or subpoena to produce records regarding that customer’s account or relationship with Century. Laws such as the Bank Secrecy Act, the Internal Revenue Code and the Right to Financial Privacy Act may require us, under certain circumstances, to provide certain customer information to Federal or State Regulatory Authorities, Bank Examiners, government agencies. In such instances, Century will limit disclosure to what is required by law.
The Fair Credit Reporting Act places restrictions on Associates and their authority to divulge certain information. Associates may not obtain or provide credit or other information unless their Manager has authorized them to do so, and the customer has provided written permission. An exception to this rule applies in the situation where credit, during its term, is delinquent or becomes suspect. In such cases, it may be prudent and it is permissible to request a credit report without receiving the customer’s approval, as long as approval was received at the time the loan was first requested. Violations of this Federal law call for monetary fines, imprisonment, or both.
With regard to business related credit, there are certain rules of conduct and practices (including confidentiality) that are accepted in the banking business and which have been adopted as Robert Morris Associates (RMA) Standards. If you are a lender and are not familiar with that protocol, consult with your Department Head.
If you become aware of Privacy Policy abuses or other facts that give you a reasonable basis for believing a privacy breach has occurred, is occurring, or may occur, immediately contact the Security Officer, your Department Head, a Management Committee Member, Human Resources Director or Audit Director.
Associates may be held civilly and criminally liable for using confidential and/or trade secret information (obtained while serving as a Director or employee) for personal benefit. They may also be subject to governmental or corporate administrative action. Century’s business and customer information and any related files are confidential and cannot be disclosed to unauthorized persons without permission.
Relations with Competitors
Century’s Associates are to maintain an independent, arms-length relationship with competitors and at no time should Associates disclose confidential information to competitors.

Manual

Manual:	Corporate Policy	Document Number:	310
Title:	Human Resources	Revised Date:	2/8/10
Section:	300	Page 8 of 14
Subject:	Code of Ethics	Approval: Board of Directors, 4/13/10

To ensure fair competition and to observe high standards of ethical conduct in our relationship with competitors, Century does not enter into arrangements with competitors for the purpose of setting or controlling prices, rates, trade practices, marketing policies, nor disclose to competitors future plans of Century that have not been disclosed generally to the public. Associates are discouraged from and should avoid engaging in disparaging statements or remarks regarding our competitors. Competition should be undertaken on the merits of Century’s products and services and on no other basis.
Relations with Suppliers
When purchasing goods (e.g., supplies, equipment) and services (e.g., consulting, legal) for Century, decisions should be based upon objective criteria, such as price, quality, availability, terms, service and overall value and in accordance with Century’s Purchasing Policy. Associates should maintain an arm’s length relationship with suppliers and vendors and ensure that transactions be consistent with market terms and objective criteria.
Outside Activities
Century recognizes that Associates may hold employment and engage in a variety of interests outside Century. However, Associates should carefully consider the demands of outside activities and ensure that such activities do not pose a conflict of interest or the appearance of a conflict with Century or its customers. Outside activities or employment must be undertaken in deference to your schedule at Century. Normal disciplinary action will be taken to address poor job performance including, but not limited to, tardiness, absenteeism, or lack of flexibility in scheduling, without regard to whether such difficulties are created by outside employment or activities.
Associates may be required to file annual statements of outside employment, affiliations and financial interests to determine if there are any conflicts or apparent conflicts of interest or violations of Century’s policies.
•	Employment
Any outside employment, which materially impacts your corporate duties, or which in any way conflicts or competes with Century’s businesses, is not permitted. Associates may not perform any outside services for customers that are normally performed by Century’s employees. Concurrent employment (including the offering of skills, knowledge and services) with Century’s competitors constitutes a conflict of interest. Associates are encouraged to discuss any questions concerning the propriety of outside employment with management.
•	Community Organizations and Governmental Bodies
Century encourages participation in civic, charitable and educational organizations. These activities should not encroach upon working time, interfere with regular duties, negatively impact the quality of work, or subject Century to liability, criticism or adverse publicity. Prior disclosure to one of Century’s Co-Chief Executive Officers of your appointment as a Director or Officer, of any non-profit community organization or governmental body is required.

Manual

Manual:	Corporate Policy	Document Number:	310
Title:	Human Resources	Revised Date:	2/8/10
Section:	300	Page 9 of 14
Subject:	Code of Ethics	Approval: Board of Directors, 4/13/10

•	Outside Directorships, Partnerships, Sole Proprietorships
Before accepting a position as a Director or Officer of a corporation or becoming a member of a business partnership or engaging in a sole proprietorship, Associates (excluding Century’s Board of Directors) require approval from one of Century’s Co-Chief Executive Officers. Associates will be asked to disclose the name of the business entity, the nature of the business, whether any conflicts of interest are present, whether there are any fees to be earned, and whether there are any commercial relationships between the business entity and Century. As a general practice, approval will not be granted for serving as a Director or Officer of a business entity with which Century has a business relationship as this creates the potential for a conflict of interest.
•	Political Activities
Every Associate has the right to take an active interest in government and political processes. However, any such participation is undertaken as an individual, not as a representative of Century. Individual political activity should be conducted in such a manner as to ensure that it does not adversely affect Century and that it does not appear to represent the views or position of Century. Lobbying activity, other than “incidental contact” may trigger registration and reporting requirements.
It is unlawful for a bank to make political contributions. As an Associate, it is also unlawful for you to make, consent or promise to make any such contribution on behalf of Century, directly or indirectly. Associates of securities industry subsidiaries may be subject to additional restrictions on political contributions.
Financial Responsibility
Any Associate who owns stock, stock options, bonds, notes or other form of equity interest or indebtedness in any corporation or other business organization must report any such financial interest to the Co-Chief Executive Officers’ office in writing when the ownership meets the following criterion:
•	Personal or family membership or interest representing 5% or greater ownership or controlling interest in any person, entity, and organization that is or prospectively may be a customer, supplier, or competitor of Century. Such disclosure is to be reported to the Co-Chief Executive Officers’ office within 10 days of occurrence.
Gambling is not allowed on any of Century’s premises, owned or leased. Century’s telephones, computers, faxes, copy machines and e-mail systems may not, under any circumstances, be used for gambling or betting.
Associate account(s) with Century are subject to the same standards, policies and fees as any customer, with the exception that some fees may be waived as employee benefits.
Associates are expected to manage their personal financial affairs in a timely, responsible manner and in such a way that they do not adversely impact job performance or Century’s reputation or image in the community. This includes, but is not limited to, bank accounts, loans, tax filings, credit cards and other financial obligations. Failure to meet financial obligations may impose an administrative and financial burden on Century. Due to the nature of

Manual

Manual:	Corporate Policy	Document Number:	310
Title:	Human Resources	Revised Date:	2/8/10
Section:	300	Page 10 of 14
Subject:	Code of Ethics	Approval: Board of Directors, 4/13/10

our business, it may be necessary to re-assign you to a different position or terminate your employment if it is determined that your personal financial situation does not comply with our standards.
Insider Trading
While all Associates of Century are encouraged to invest in Century stock for their personal accounts, certain general restrictions apply to all employee transactions in order to comply with applicable laws and to avoid the appearance of impropriety.
Laws prohibit trading in the securities of any company while in possession of material, non-public information (a) obtained from a corporate insider or (b) misappropriated in breach of a duty of loyalty and confidentiality owed to the sources of the information. Examples of material, non-public information include interim earning figures, possible acquisitions, divestitures, joint ventures, new product information, confidential information from a prospective borrower, information obtained in connection with underwriting or dealing activities, or any other confidential information regarding Century’s business.
It is also illegal to “tip” or pass on this inside information to any other person if you know or reasonably suspect that the person receiving such information from you will misuse such information by trading in securities, or will pass such information on further.
Therefore, you may not trade in Century stock any time you become aware of major developments that have not yet been publicly announced by Century or if you know any other information about Century, which if known by the public, might influence the price of Century stock. These prohibitions apply to all Century Associates and your immediate family and “affiliates” while in possession of material, non-public information about Century or its subsidiaries, taken as a whole. These prohibitions apply whenever you are in possession of material, non-public information, even if your decision to trade in the stock would be based on factors other than the inside information. Select “information sensitive” Associates may be subject to additional restrictions, policies and reporting requirements regarding personal trading of Century stock.
The term “affiliates” includes trusts or other entities or accounts if you or your spouse control or influence investment decisions. It does not include a trust in which you or family members are merely beneficiaries, if neither you nor your spouse have advance knowledge of or influence or control investment decisions by the trustees. It does include a discretionary account with a broker, even though the broker may routinely make investment decisions for the account without prior consultation with you, since the owner retains legal control over that account. Thus, if you have any such discretionary accounts, you should be sure to make your broker aware of the restrictions of this Policy.
During the period beginning on the date of Century’s Board of Directors’ meeting prior to the end of a calendar quarter until the third business day following the press release containing that quarter’s results, Associates are prohibited from trading in Century Bancorp Stock in order to avoid the appearance of impropriety. The exercise of stock options for cash and the purchase of shares pursuant to the Century Bancorp Inc. 2004 Stock Option Plan (but

Manual

Manual:	Corporate Policy	Document Number:	310
Title:	Human Resources	Revised Date:	2/8/10
Section:	300	Page 11 of 14
Subject:	Code of Ethics	Approval: Board of Directors, 4/13/10

not the sale of any shares issued upon such exercise or purchase and not a cashless exercise accomplished by the sale of a portion of the shares issued upon exercise of an option) are exempt from the trading prohibition portion of this policy, since the price does not vary with the market and is fixed by the terms of the Century Bancorp Inc. 2004 Stock Option Plan.
The personal consequences to Associates of illegally trading securities using material, non-public information can be quite severe and may include possible imprisonment and significant fines.
Investment Officers and Associates
Anyone making investments on behalf of Century is prohibited from taking advantage of relationships established in the performance of this duty. Investment Officers (e.g. agents of ISCB) and Associates should not conduct any transactions or participate in any activities that represent an actual or perceived conflict of interest or influence market conditions. Specifically, an Investment Officer or Associate is prohibited from buying securities for his/her own account through salespeople through whom he/she buys or sells securities for Century’s account, and may not accept gifts, entertainment, free travel, and other perquisites from a securities dealer or employees who work for a securities firm. If an Investment Officer or Associate is ever approached with a transaction that would benefit him/her personally, he/she is to report the circumstances immediately to his/her Manager or Department Head and stop placing investment orders through that firm.
Investment Officers and Associates are prohibited from investing in the securities of a supplier or vendor to Century where the Investment Officer or Associate has substantial responsibility for representing Century in its relationships with that firm.
Accounting, Internal Accounting Controls, and Auditing Matters
Century maintains the highest standards in preparing accounting and financial information disclosed to the public. There should never be issued any information that is false, misleading, incomplete, untimely or would lead to mistrust by the public, our customers, or our stockholders. All accounting shall be compiled accurately, with the appropriate accounting entries properly classified when entered on the books.
In accordance with the Sarbanes Oxley Act, the Audit Committee has established procedures for receiving and handling Associate complaints related to accounting, internal accounting controls, or auditing matters. Associates are provided a means to report such matters in a confidential and protected manner. Information disclosed to the Audit Director or the Audit Committee will be kept in strict confidence and will not be disseminated, except to the extent necessary to conduct a complete and fair investigation or to take appropriate corrective action. The Audit Committee will not tolerate any retaliation against any person who, in good faith, makes a report about conduct that has resulted, or could result, in a violation of law, related to accounting, internal accounting controls, or auditing matters and related violations of Century policy. Similarly, any Associate who discourages or prevents another Associate from

Manual

Manual:	Corporate Policy	Document Number:	310
Title:	Human Resources	Revised Date:	2/8/10
Section:	300	Page 12 of 14
Subject:	Code of Ethics	Approval: Board of Directors, 4/13/10

making such reports or seeking the help or assistance they need, will be subject to disciplinary action. Any incidents of retaliation should be reported to the Audit Director or the Human Resources Director.
A report is made in good faith when it is made without malice or consideration of personal benefit and the Associate has a reasonable basis to believe that the report is true; provided, however, a report does not have to be proven to be true to be made in good faith. Good faith is lacking when the disclosure is known to be malicious or false.
Associates should promptly report complaints related to accounting, internal accounting controls, or auditing matters, and related violations Century policy. Associates may report concerns by making a non-anonymous report to the Audit Director. Alternatively, Associates may submit their concerns on a confidential and anonymous basis to the Audit Committee by providing both a detailed description of the issue and supporting documentation, when available, to Joseph J. Senna, Esq., Chair of the Audit Committee, at 781.438.5500, or at P.O. Box 226, Medford, MA 02155.
In the event of reported improprieties, the Audit Director and/or Audit Committee will ensure that an investigation is promptly performed, to be followed by appropriate corrective action. Complaints received will be assigned a case number to ensure the protection of the Associate’s identity. The Audit Director will report to the Audit Committee quarterly (or immediately when necessary or required) regarding complaints, allegations, and developments related to accounting, internal accounting controls, or auditing matters.
An Oversight Board has been established to provide for the appropriate handling of all complaints and has the authority to take corrective action. The Oversight Board will meet at least annually to review the nature of the complaints received and ensure concerns have been handled properly. The Oversight Board may meet more frequently in the event of a significant disclosure requiring more immediate involvement.
The Human Resources Department will be responsible for communicating this Accounting, Internal Accounting Controls, and Auditing Matters Whistleblower policy to Associates upon hire and periodically thereafter.
Various Criminal Statutes
Numerous criminal laws apply to Associates of all financial institutions including Century. These laws prohibit engaging in certain conduct, including the following
•	Stealing, embezzling, or misapplying funds or assets;
•	Receiving a fee, commission or gift for procuring a loan;
•	Certifying a check drawn on an account in which there are not sufficient collected funds;
•	Making a loan or giving a gift to a bank examiner who has authority to examine Century;
•	Knowingly making or causing a false or fictitious entry to be made Century’s records;
•	Making usurious extensions of credit;
•	Failing to file currency transactions or other reports required by law.

Manual

Manual:	Corporate Policy	Document Number:	310
Title:	Human Resources	Revised Date:	2/8/10
Section:	300	Page 13 of 14
Subject:	Code of Ethics	Approval: Board of Directors, 4/13/10

Actual or suspected violations are to be reported, in confidence, to the Department Head, a Management Committee member, the Human Resources Director or the Audit Director. Confirmed ethics violations must be reported to the Audit Director and one of Century’s Co-Chief Executive Officers.
Summary
Each and every Associate has individual responsibility for Century’s reputation. It is important to thoroughly understand the spirit, as well as the specifics, of the policies outlined above and understand that integrity is one of the most important characteristics Century can possess.
In addition to disciplinary action that Century may take, up to and including termination, some policy violations may require restitution and could lead to civil or criminal charges against individuals and/or Century. Century cooperates with all law enforcement agencies that are responsible for investigating and prosecuting violations of law.
Our customers, our communities, and our business partners depend on us to be responsible and to act ethically. With standards such as ours, we hope to meet their expectations and maintain the high standards for which Century is, and must continue to be, known.

Manual

Manual:	Corporate Policy	Document Number:	310
Title:	Human Resources	Revised Date:	2/8/10
Section:	300	Page 14 of 14
Subject:	Code of Ethics	Approval: Board of Directors, 4/13/10

Code of Ethics
Acknowledgement of Receipt & Disclosure Form
Century’s Code of Ethics Policy:
Century is providing you with a copy of its Code of Ethics Policy which Century requests that you carefully and thoroughly read. If you have any questions, concerning the Code of Ethics Policy, you should contact Century’s Director of Human Resources, who will be happy to answer your inquiries or provide you with any needed clarification.
Personal Commitment:
I have carefully and thoroughly read the Code of Ethics Policy dated 2/8/10. I understand that I will be held accountable for my adherence to the Code of Ethics Policy, and I fully understand my obligations as specified in the Code of Ethics Policy. I understand that a failure to observe the terms of the Code of Ethics Policy may result in disciplinary action, including termination of employment, and that a violation of the Code of Ethics Policy may also constitute a violation of law that may result in civil or criminal penalties for me and/or Century. I further represent that I am not aware of any circumstances concerning me or any member of my family, and that no occurrences have taken place, that are prohibited by the Code of Ethics Policy or require disclosure to, or the seeking of approval from, Century, as provided in the Code of Ethics Policy, except as I have disclosed, below. I further understand that my commitment to comply with the Code of Ethics Policy does not constitute a contract of employment.
Please check one:

☐	I have nothing to disclose

☐	Disclosure (please provide explanation below)

Signature	Date

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